Exhibit 99.1

              Pactiv First Quarter Sales Rise 7 Percent;
                 Performance Consistent with Outlook

    LAKE FOREST, Ill.--(BUSINESS WIRE)--April 19, 2005--For the quarter ended March 31, 2005, Pactiv Corporation (NYSE:PTV) today announced a 7-percent sales increase to $832 million from $775 million as a pricing gain of 8 percent more than offset a volume decline of 1 percent. Net income was $22 million, or $0.15 per share, and included $0.02 per share of restructuring and other charges (restructuring). First quarter 2004 net income was breakeven and included $0.28 per share of restructuring costs. Excluding restructuring charges, earnings per share were $0.17 compared with $0.28 in 2004, primarily reflecting significantly higher raw material costs, as well as investment related to new product launches, partially offset by higher pricing.
    "Our performance in the quarter was consistent with our outlook given in January. Results reflect the challenging raw material environment, as well as the significant investment we are making to launch new products this year. Pricing actions taken last year, as well as recent increases in the first quarter, mitigated the negative impact on the bottom line. The launch of Hefty(R) Serve 'n Store(TM) disposable tableware announced in January is on track and the products began appearing on store shelves late in the first quarter. In summary, the raw material environment remains unpredictable, and we continue to focus on pricing pass through, productivity improvement, and growth through new product introductions," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
    Free cash flow in the quarter was $88 million. Free cash flow excluding an increase in the usage of the Company's asset securitization program was $13 million versus an unusually high $64 million in 2004. The decline primarily is due to higher capital expenditures and higher working capital related to new products, as well as lower cash income.
    Gross margin was 23.1 percent compared with 28.8 percent in 2004, while operating margin excluding restructuring charges was 7.8 percent compared with 12.3 percent, primarily as a result of higher raw material costs and higher investment related to new product launches, partially offset by higher pricing.

    Business Segment Results

    Hefty(R) Consumer Products

    First quarter sales of $214 million increased 7 percent from $200 million in 2004, reflecting 2-percent volume growth and 5-percent price impact. Volume growth reflected strength in the base business, particularly in waste bags. Rollout of Hefty(R) Serve 'n Store(TM) plates and bowls, as well as Hefty(R) Easy Grip(TM) party cups, began late in the first quarter and will ramp up in the second quarter. The investment to launch these products, as well as for Hefty(R) Ultra Flex(TM), the Company's strong and stretchable waste bag launched in the third quarter of 2004, will continue throughout 2005.
    In addition to the tableware price increase taken in the fourth quarter of 2004, price increases for tableware products and waste bags to pass through higher raw material costs were effective late in the first quarter.
    Excluding restructuring charges in both years, operating income was $21 million compared with $41 million in 2004. Approximately one-half of the decline was due to lower spread (higher raw material costs partially offset by higher pricing) and one-half was due to higher product launch investment. On the same basis, operating margin was 9.8 percent compared with 20.5 percent in 2004.

    Foodservice/Food Packaging

    First quarter sales of $368 million rose 7 percent from $345 million in 2004 as a 12-percent increase in price more than offset a 5-percent volume decrease. The volume decline resulted from adjustments that occur when pricing increases significantly, as well as from discontinued product lines that were part of the restructuring program announced in the first quarter of 2004.
    Excluding restructuring charges in both years, operating income was $28 million, a decline of 20 percent compared with $35 million in 2004. The decrease reflected higher raw material and logistics costs, partially offset by pricing gains. On the same basis, operating margin was 7.6 percent compared with 10.1 percent in 2004.
    In March the Company purchased Newspring Industrial Corp., a leader in injection molding that primarily serves the take-out and delicatessen markets. The Company expects continued strong growth in this product line.

    Protective and Flexible Packaging

    First quarter sales for the Protective and Flexible Packaging segment of $250 million increased 9 percent compared with $230 million in 2004 driven by pricing impact of 7 percent and foreign exchange impact of 2 percent. North American growth primarily reflected positive pricing actions, as well as volume increases in the construction and industrial sectors that were offset by weakness in the furniture market. European growth reflected higher pricing and flat volume as modest gains in some businesses were offset by declines in others.
    Excluding restructuring charges in both years, operating income was $11 million, a decline of 15 percent compared with $13 million in 2004, reflecting higher raw material costs, partially offset by pricing actions. On the same basis, operating margin was 4.4 percent compared with 5.7 percent in 2004.

    Outlook

    The Company is adjusting its earnings per share outlook excluding restructuring charges for the second quarter to a range of $0.27 to $0.31 from a range of $0.32 to $0.35. The adjustment is due to lower than expected volume and a more difficult pricing environment than previously anticipated in the Foodservice/Food Packaging segment. The middle of the range assumes raw material costs remain at their current levels, which the Company believes is the likely scenario. However, the raw material market remains unpredictable, and the low end of the range assumes some of the announced raw material cost increases will occur. For the full year, the Company is lowering and broadening its earnings per share outlook excluding restructuring charges to a range of $1.23 to $1.35 from a range of $1.30 to $1.40 to reflect uncertainty in raw material costs and the demand environment. The full-year outlook includes non-cash pension income of $29 million after tax, or $0.20 per share.
    Free cash flow for 2005 now is anticipated to be in a range of $180 million to $200 million compared with the previous outlook of $200 million to $215 million. Capital expenditures are expected to be in a range of $150 million to $160 million.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliation" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section, as well as "Rollout...will ramp up in the second quarter," "investment...will continue throughout 2005," "...expects continued strong growth in this product line." These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.
    More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer, foodservice/food packaging and protective/flexible packaging markets. With sales of $3.4 billion and operations in 16 countries, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's website at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income

(In millions, except per-share data)

                                         Three months ended March 31,
                                         -----------------------------
                                              2005           2004
                                         -------------- --------------


Sales                                             $832           $775

Costs and expenses
Cost of sales (excluding depreciation
 and amortization)                                 640            552
Depreciation and amortization                       43             45
Selling, general, and administrative                83             81
Other (income) expense, net                          1              2
                                         -------------- --------------
Operating income before restructuring
  and other                                         65             95
Restructuring and other                              6             70
                                         -------------- --------------

Operating income                                    59             25


Interest expense, net                               24             25
Income tax expense                                  13              -
                                         -------------- --------------

Net income                                         $22             $-
                                         ============== ==============

Average common shares outstanding
 (diluted)                                       151.1          157.3

Earnings per share
  Income from continuing operations
   before restructuring and other                $0.17          $0.28
  Restructuring and other                        (0.02)         (0.28)
                                         -------------- --------------
Net earnings per share                           $0.15             $-
                                         ============== ==============


Gross margin (before deprec. & amort.)            23.1%          28.8%
Operating margin
  Excluding restructuring and other                7.8%          12.3%
  Restructuring & other                           -0.7%          -9.1%
  Including restructuring and other                7.1%           3.2%



                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                           March 31,     December 31,
                                              2005          2004
                                         -------------- --------------

Assets
Current assets
   Cash and temporary cash investments             $55           $222
   Accounts and notes receivable                   326            406
   Inventories                                     459            406
   Other                                            50             45
                                         -------------- --------------
   Total current assets                            890          1,079
                                         -------------- --------------
Property, plant, and equipment, net              1,455          1,445
                                         -------------- --------------
Other assets
   Goodwill                                        715            657
   Intangible assets, net                          282            280
   Pension assets, net                              11            214
   Other                                            65             66
                                         -------------- --------------
   Total other assets                            1,073          1,217
                                         -------------- --------------


   Total assets                                 $3,418         $3,741
                                         ============== ==============

Liabilities and shareholders' equity
Current liabilities
   Short-term debt, including current
    maturities of long-term debt                  $303           $472
   Accounts payable                                276            246
   Other                                           290            266
                                         -------------- --------------
   Total current liabilities                       869            984
                                         -------------- --------------
Long-term debt                                     869            869
Pension and postretirement benefits                403            505
Other liabilities                                  249            291
Minority interest                                    9              9
Shareholders' equity                             1,019          1,083
                                         -------------- --------------

   Total liabilities and shareholders'
    equity                                      $3,418         $3,741
                                         ============== ==============



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows

(In millions)

Three months ended March 31,                  2005           2004
                                         -------------- --------------

Operating activities
Net income                                         $22             $-
Adjustments to reconcile net income to
 cash provided by continuing operations
     Depreciation and amortization                  43             45
     Deferred income taxes                           3              6
     Restructuring and other                         1             61
     Noncash pension income                        (12)           (12)
     Working capital                                70            (19)
     Other                                          (1)             2
                                         -------------- --------------
Cash provided by operating activities              126             83
                                         -------------- --------------

Investing activities
Expenditures for property, plant, and
 equipment                                         (38)           (19)
Acquisitions of businesses and assets              (98)             -
Other                                               (1)             1
                                         -------------- --------------
Cash used by investing activities                 (137)           (18)
                                         -------------- --------------

Financing activities
Issuance of common stock                             4              6
Purchase of common stock                             -            (83)
Retirement of long-term debt                      (169)             -
Net increase (decrease) in short-term
 debt, excluding current maturities
 of long-term debt                                   -             (1)
Other                                               11              -
                                         -------------- --------------
Cash used by financing activities                 (154)           (78)
                                         -------------- --------------
Effect of foreign-currency exchange
 rate changes on cash and
 temporary cash investments                         (2)            (1)
                                         -------------- --------------
Decrease in cash and temporary cash
 investments                                      (167)           (14)
Cash and temporary cash investments,
 January 1                                         222            140
                                         -------------- --------------
Cash and temporary cash investments,
 March 31                                          $55           $126
                                         ============== ==============



                          Pactiv Corporation
                     Operating Results by Segment

(In millions)
                                              Protective &
                                Foodservice /   Flexible
                      Consumer Food Packaging  Packaging   Other Total
                      -------- -------------- ------------ ----- -----
Three months ended
 March 31, 2005
------------------
Sales                    $214           $368         $250    $-  $832
Acquisitions (a)            -             (3)           -     -    (3)
                      -------- -------------- ------------ ----- -----
Adjusted sales (c)        214            365          250     -   829
                      -------- -------------- ------------ ----- -----

Operating income
 before restructuring
 & other                  $21            $28          $11    $5   $65
Restructuring & other       1              6           (1)    -     6
                      -------- -------------- ------------ ----- -----
Operating income          $20             22           12     5    59
                      -------- -------------- ------------ ----- -----

Operating margin
  Excluding
   restructuring
   and other              9.8%           7.6%         4.4%   NA   7.8%
  Restructuring &
   other                 -0.5%          -1.6%         0.4%   NA  -0.7%
  Including
   restructuring
   and other              9.3%           6.0%         4.8%   NA   7.1%

Three months ended
 March 31, 2004
------------------
Sales                    $200           $345         $230    $-  $775
Foreign exchange (b)        -              -            3     -     3
                      -------- -------------- ------------ ----- -----
Adjusted sales (c)        200            345          233     -   778
                      -------- -------------- ------------ ----- -----

Operating income
 before restructuring
 & other                  $41            $35          $13    $6   $95
Restructuring & other       4             19           47     -    70
                      -------- -------------- ------------ ----- -----
Operating income          $37             16          (34)    6    25
                      -------- -------------- ------------ ----- -----

Operating margin
  Excluding
   restructuring
   and other             20.5%          10.1%         5.7%   NA  12.3%
  Restructuring &
   other                 -2.0%          -5.5%       -20.5%   NA  -9.1%
  Including
   restructuring
   and other             18.5%           4.6%       -14.8%   NA   3.2%

(a) Adjustment to current year sales for incremental sales from acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)
                                         Three months ended March 31,
                                         -----------------------------
                                              2005           2004
                                         -------------- --------------
 Net income - US GAAP basis                        $22             $-

 Adjustments (net of tax) to exclude
 restructuring and other charges                     4             44

                                         -------------- --------------
 Income from continuing operations - US
  GAAP basis excluding restructuring and
  other charges                                     26             44

 Pension income                                     (7)            (8)
                                         -------------- --------------

 Income from continuing operations
  excluding restructuring and other
  charges and pension income (a)                   $19            $36
                                         ============== ==============

 Average common shares outstanding
  (diluted)                                      151.1          157.3

 Diluted earnings per share
 Net - US GAAP basis                             $0.15             $-

 Adjustments to exclude restructuring
  and other charges                               0.02           0.28
                                         -------------- --------------

 Continuing operations excluding
  restructuring and other charges                 0.17           0.28

 Pension income                                  (0.05)         (0.05)
                                         -------------- --------------

 Continuing operations excluding
  restructuring and other charges and
  pension income (a)                             $0.12          $0.23
                                         ============== ==============

 Percent change - 2005 vs. 2004                 (47.8)%

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income includes the after-tax impacts of restructuring and other charges and pension income. The company's management believes that by adjusting reported net income to exclude the effects of these items, the resulting metric is a better reflection of the company's operating performance. The company's management uses this metric to evaluate operating performance and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
                            Free Cash Flow

                                         Three months ended March 31,
                                         -----------------------------
                                              2004           2004
                                         -------------- --------------
 Cash flow provided by operating
  activities - US GAAP basis                      $126            $83
  Less: capital expenditures                       (38)           (19)
                                         -------------- --------------

  Free cash flow (b)                               $88            $64
                                         ============== ==============

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a meaningful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund early or required debt retirement, incremental investments, or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures. Some of the company's expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                           Outlook for 2005

                            Three months ended    Twelve months ended
                               June 30, 2005       December 31, 2005
                           --------------------- ---------------------
Diluted earnings per share     Low       High        Low       High
                            estimate   estimate   estimate   estimate
                           ---------- ---------- ---------- ----------
Continuing operations -
 US GAAP basis                 $0.27      $0.31      $1.21      $1.33
Adjustments to exclude
 restructuring and
 other charges                     -          -       0.02       0.02
                           ---------- ---------- ---------- ----------

Continuing operations
 excluding restructuring
 and other charges (a)         $0.27      $0.31      $1.23      $1.35
                           ========== ========== ========== ==========


                            Twelve months ended
                             December 31, 2005
                           ---------------------
Free cash flow (in             Low       High
 millions)                  estimate   estimate
                           ---------- ----------
Cash flow provided by
 operating activities -
 US GAAP basis                  $330       $360
Less: capital expenditures      (150)      (160)
                           ---------- ----------

Free cash flow (b)              $180       $200
                           ========== ==========


(a) In accordance with generally accepted accounting principles (US
GAAP), reported earnings per share includes the after-tax impacts of restructuring and other charges. The company's management believes that by adjusting reported net income to exclude the effects of restructuring and other charges, the resulting metric is a better reflection of the company's operating performance. The company's management uses this metric to evaluate operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a meaningful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund early or required debt retirement, incremental investments, or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures. Some of the company's expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

    CONTACT: Pactiv Corporation
             Investor Relations Contact:
             Christine Hanneman, 847-482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Lisa Foss, 847-482-2704
             lfoss@pactiv.com